              HIGH COUNTRY BANCORP, INC.
         1998 STOCK OPTION AND INCENTIVE PLAN

              _____________________________

                Stock Option Agreement

              _____________________________

     FOR INCENTIVE STOCK OPTIONS UNDER SECTION 422
             OF THE INTERNAL REVENUE CODE

     STOCK OPTION (the "Option") for a total of ________ shares of Common Stock, par value $.01 per share, of High Country Bancorp, Inc. (the "Company"), which Option is intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), is hereby granted to _____________ (the "Optionee") at the price set forth herein, and in all respects subject to the terms, definitions and provisions of the High Country Bancorp, Inc. 1998 Stock Option and Incentive Plan (the "Plan") which was adopted by the Company and which is incorporated by reference herein, receipt of which is hereby acknowledged.

     1. Exercise Price. The exercise price per share is $____, which equals 100% */ of the fair market value, as determined by the Committee, of the Common Stock on the date of grant of this Option.

     2. Exercise of Option. This Option shall be exercisable in accordance with the Plan and the following provisions:

     (i) Schedule of rights to exercise.

                                     Percentage of Total Shares
Years of Continuous Employment      Subject to Option Which May
After Date of Grant of Option              Be Exercised
-----------------------------       ---------------------------

     Upon Grant                                33 1/3%
     January 1, 1999                           33 1/3%
     January 1, 2000                           33 1/3%



______________
*/ 110% in the case of an Optionee who owns shares representing more than 10% of the outstanding common stock of the Company on the date of this Option.

     (ii) Method of Exercise. This Option shall be exercisable by a written notice by the Optionee which shall:

     (a) state the election to exercise the Option, the number of shares with respect to which it is being exercised, the person in whose name the stock certificate or certificates for such shares of Common Stock is to be registered, his address and Social Security Number (or if more than one, the names, addresses and Social Security Numbers of such persons);

     (b) contain such representations and agreements as to the holder's investment intent with respect to such shares of Common Stock as may be satisfactory to the Company's counsel;

     (c) be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option; and

     (d) be in writing and delivered in person or by certified mail to the Treasurer of the Company.

     Payment of the purchase price of any shares with respect to which the Option is being exercised shall be by cash, Common Stock, or such combination of cash and Common Stock as the Optionee elects. In addition, the Optionee may elect to pay for all or part of the exercise price of the shares by having the Company withhold a number of shares having a fair market value equal to the exercise price. The certificate or certificates for shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option.

     (iii) Restrictions on exercise. This Option may not be exercised if the issuance of the shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to the Optionee's exercise of this Option, the Company may require the person exercising this Option to make any representation and warranty to the Company as may be required by any applicable law or regulation.

     3. Withholding. The Optionee hereby agrees that the exercise of the Option or any installment thereof will not be effective, and no shares will become transferable to the Optionee, until the Optionee makes appropriate arrangements with the Company for such tax withholding as may be required of the Company under federal, state, or local law on account of such exercise.

     4. Non-transferability of Option. This Option may not be transferred in any manner otherwise than by will or the laws of descent or distribution. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

     5. Term of Option. This Option may not be exercisable for more than ten **/ years from the date of grant of this Option, as stated below, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

______________
Date of Grant            HIGH COUNTRY BANCORP, INC.
                         1998 STOCK OPTION AND INCENTIVE
                         PLAN COMMITTEE

                         By:___________________________________
                            Authorized Member of the Committee


                         Witness: _____________________________


_______________
**/ Five years in the case of an Optionee who owns shares representing more than 10% of the outstanding common stock of the Company on the date of grant of this Option.

               INCENTIVE STOCK OPTION EXERCISE FORM

                         PURSUANT TO THE

                    HIGH COUNTRY BANCORP, INC.
               1998 STOCK OPTION AND INCENTIVE PLAN


                                            ______________
                                                Date


Treasurer
High Country Bancorp, Inc.
130 W. 2nd Street
Salida, Colorado 81201-0309

     Re:  High Country Bancorp, Inc. 1998 Stock Option and
          Incentive Plan
          ------------------------------------------------

Dear Sir:

     The undersigned elects to exercise the Incentive Stock
Option to purchase ________ shares, par value $.01, of Common
Stock of High Country Bancorp, Inc. under and pursuant to a Stock Option Agreement dated ________________, 199__.

     Delivered herewith is a certified or bank cashier's or teller's check and/or shares of Common Stock, valued at the fair market value of the stock on the date of exercise, as set forth below.
          $_________     of cash or check
          $_________     in the form of _______ shares of Common
                         Stock, valued at $____ per share
          $_________     in the form of the Company's with-
                         holding of _______ shares of Common
                         Stock, valued at  $ ____ per share,
                         that are subject to this Option

          $              TOTAL
           =========

     The name or names to be on the stock certificate or certificates and the address and Social Security Number of such person(s) is as follows:

Name ___________________________________________________________

Address ________________________________________________________

Social Security Number _________________________________________



                        Very truly yours,

                        _____________________